UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2010

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-31447 (Commission File Number)	74-0694415 (IRS Employer Identification No.)

1111 Louisiana Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 207-1111

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On February 5, 2010, an amendment to CenterPoint Energy, Inc.’s (the “Company’s”) $1.2 billion bank credit facility became effective. The amendment modifies the financial ratio covenant in that credit facility to allow for a temporary increase of the permitted ratio of “consolidated indebtedness” to “EBITDA” (as those terms are defined in the facility) from 5 times to 5.5 times if the Company’s electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) experiences damage from a natural disaster in its service territory and the Company certifies to the Administrative Agent that CenterPoint Houston has incurred system restoration costs reasonably likely to exceed $100 million in a calendar year, all or part of which CenterPoint Houston intends to seek to recover through securitization financing. Such temporary increase in the financial ratio covenant would be in effect from the date the Company delivers its certification until the earliest to occur of (i) the completion of the securitization financing, (ii) the first anniversary of the Company’s certification and (iii) the revocation of such certification.
     The amendment described above is filed as Exhibits 4.1 to this report and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the amendment.

Item 9.01	Financial Statements and Exhibits.
     The exhibits listed below are filed herewith.

(d)	Exhibits.

4.1	Third Amendment dated as of February 5, 2010 to Amended and Restated Credit Agreement dated as of June 29, 2007, among CenterPoint Energy Inc., as Borrower, and the banks named therein

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.
Date: February 9, 2010	By:	/s/ Walter L. Fitzgerald
Walter L. Fitzgerald
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT DESCRIPTION
4.1	Third Amendment dated as of February 5, 2010 to Amended and Restated Credit Agreement dated as of June 29, 2007, among CenterPoint Energy Inc., as Borrower, and the banks named therein